SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]

March 14, 2008

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 24, 2008, at 2:00 p.m., Central Time, at the Ritz Carlton Chicago, 160 East Pearson Street, Chicago, Illinois.

We hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our company. In addition, the business to be transacted is: (i) to elect eight directors of the Company as described in the accompanying Proxy Statement; (ii) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2008; and (iii) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, we want to thank you for your continued support and confidence.

Sincerely,

/s/ Kenneth P. Manning
Kenneth P. Manning
Chairman and Chief Executive Officer

Enclosures

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Notice of Annual Meeting

To Be Held April 24, 2008

To the Shareholders of

Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Ritz Carlton Chicago, 160 East Pearson Street, Chicago Illinois 60611 on Thursday, April 24, 2008, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect eight directors of the Company as described in the accompanying Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2008.

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting
to Be Held on April 24, 2008

The Proxy Statement and Notice of Annual Meeting and the 2007 Annual Report are available on our web site at http://www.sensient-tech.com/financial/proxy.htm.

The Board of Directors has fixed the close of business on February 27, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

We encourage you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary

Milwaukee, Wisconsin

March 14, 2008

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-6755

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

to be held on

April 24, 2008

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 14, 2008, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2008 Annual Meeting of Shareholders to be held at the Ritz Carlton Chicago, 160 East Pearson Street, Chicago Illinois 60611 on Thursday, April 24, 2008, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. The Proxy Statement and Notice of Annual Meeting and the 2007 Annual Report are also available on our web site at http://www.sensient-tech.com/financial/proxy.htm. The Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2007, and certain other information concerning the Company. The Annual Report and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 27, 2008, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 47,859,110 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked or which has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

—	FOR the Board’s eight nominees for director;

—	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2008; and

—	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by telegram. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Their charges will be $8,000 plus reasonable expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members who are all elected each year for one-year terms. All of the nominees are currently directors of the Company.

It is intended that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board’s eight nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of the Board’s eight nominees or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend.

Under Wisconsin law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention, broker nonvote or otherwise) will have no effect on the election of directors at the Meeting.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board must have been received by the Secretary no later than 50 days before the meeting, or March 5, 2008. As no notice of any other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

Set forth below is certain information about the Board’s nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ALL NOMINEES.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age and Committees		Position with Company or Other Occupation	Year First Elected Director
Hank Brown A, F, N	68	President Emeritus of the University of Colorado; holder of the Newton Endowed Chair in Leadership. President of the University of Colorado, from August, 2005 to March, 2008; President and Chief Executive Officer, The Daniels Fund, a charitable foundation, from July, 2002 to July, 2005; President of the University of Northern Colorado from July, 1998 to June, 2002; Director of Sealed Air Corporation and Delta Petroleum Corporation.	2004

Dr. Fergus M. Clydesdale C, E, N, S	71	Distinguished University Professor and Head, Department of Food Science, College of Food and Natural Resources at the University of Massachusetts—Amherst.	1998

A—Audit Committee	F— Finance Committee
C—Compensation and Development Committee	N—Nominating and Corporate Governance Committee
E—Executive Committee	S—Scientific Advisory Committee

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age and Committees		Position with Company or Other Occupation	Year First Elected Director
James A.D. Croft A, C, E, S	70	Retired; Director of Richard Ellis Holdings Limited, property and investment consultants, until 1998; Chairman, Bartlodge, Ltd. since 1998.	1997

William V. Hickey A, E, F, N	63	President, Chief Executive Officer and Director of Sealed Air Corporation, a leading global manufacturer of a complementary line of protective, food and specialty packaging materials and systems; Director of Public Service Enterprise Group Incorporated.	1997

Kenneth P. Manning E, S	66	Chairman of the Board and Chief Executive Officer of the Company; Director of Badger Meter, Inc. and Sealed Air Corporation.	1989

A—Audit Committee	F—Finance Committee
C—Compensation and Development Committee	N—Nominating and Corporate Governance Committee
E—Executive Committee	S—Scientific Advisory Committee

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age and Committees		Position with Company or Other Occupation	Year First Elected Director
Peter M. Salmon F, S	58	President, The International Food Network, Inc., an international provider of research and development services for food and beverage products.	2005

Dr. Elaine R. Wedral F, S	63	Retired; President of Nestle’s Research and Development, Worldwide Food Service Systems from 1988 to 2004; Director of Balchem Corporation.	2006

Essie Whitelaw C, N	60	Senior Vice President of Private Sector Claims Administration, Wisconsin Physician Services, a provider of health insurance and benefit plan administration, since 2001; President and Chief Operating Officer of Blue Cross & Blue Shield of Wisconsin, a comprehensive health insurer, to 2000.	1993

A—Audit Committee	F—Finance Committee
C—Compensation and Development Committee	N—Nominating and Corporate Governance Committee
E—Executive Committee	S—Scientific Advisory Committee

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2007 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $88,894 and $98,657 in colors from one or more units of the Company in 2007 and 2006, respectively. The Board has determined that all members of the Board, except Mr. Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). See “Corporate Governance-Director Independence” below.

Corporate Governance

Board Meetings and Meeting Attendance

The Board of Directors met six times during 2007. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during the period in which he or she was a director in 2007. The Company’s Corporate Governance Guidelines provide that all directors are expected to attend the Annual Meeting of Shareholders. In 2007, all Board members attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey and Manning and Dr. Clydesdale, met once in 2007. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met nine times during 2006. Messrs. Brown, Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC.

This Committee, among other things:

—	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

—

reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function;

—

reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

—	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

—

obtains and reviews an annual report of the independent auditor covering the independent auditor’s quality control, any inquiry or investigation by governmental or professional authorities within five years and independence;

—	sets hiring policies for employees or former employees of the independent auditor;

—	establishes procedures for receipt of complaints about accounting or auditing matters; and

—

reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflict of interest and business ethics.

The Board of Directors has adopted a written charter for the Audit Committee, which is incorporated in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules. Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held five meetings during 2007, are Mr. Croft, Dr. Clydesdale and Ms. Whitelaw. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among the Committee’s responsibilities are:

—

to review and approve all compensation plans and programs (philosophy and guidelines) of the corporation and, in consultation with senior management, oversee the development and implementation of the corporation’s compensation program, including salary structure, base salary, short and long-term incentive compensation plans (such as restricted stock awards) and nonqualified benefit plans and programs, including fringe benefit programs;

—

to review and make recommendations to the Board of Directors with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board of Directors, including, without limitation (i) base salary, (ii) short and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

—

at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of such evaluation to the Board of Directors and set the Chief Executive Officer’s compensation level based on this evaluation.

See “Compensation Discussion and Analysis” for an analysis of material Committee compensation policies and procedures and “Compensation and Development Committee Report” for the Committee’s report on 2007 executive compensation.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Hickey and Salmon and Dr. Wedral, held four meetings during 2007. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

—	the Company’s annual capital budget, long-term financing plans, existing credit facilities and investments and commercial and investment banking relationships;

—	existing insurance programs, foreign currency management and the stock repurchase program; and

—	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey, Dr. Clydesdale and Ms. Whitelaw, met four times during 2007. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among other functions, this Committee:

—	studies and makes recommendations concerning the composition of the Board of Directors and its committee structure, and reviews the compensation of Board and Committee members;

—	recommends persons to be nominated by the Board of Directors for election as directors of the Company and to serve as proxies at the annual meeting of shareholders;

—	considers nominees recommended by shareholders;

—	assists the Board in its determination of the independence of each director;

—	develops corporate governance principles for the Company and reassesses such principles annually; and

—	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends candidates it believes are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s Chairman and Chief Executive Officer, other current Board members and Company shareholders. The Committee also from time to time utilizes the services of third-party search firms. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person and should provide at least the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations as a guide to the information required. Under the Company’s Bylaws, shareholders also have the right to directly nominate a person for election as a director so long as the advance notice and informational requirements contained in the Bylaws are satisfied. See the discussion under “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale and Wedral and Messrs. Croft, Manning and Salmon, met twice during 2007.

Among other functions, this Committee:

—	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

—	advises the Company on maintaining product leadership through technological innovation; and

—

reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters and Other Governance Documents

Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors, as well as the Company’s Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers, and Corporate Governance Guidelines, are available on the Company’s website (www.sensient-tech.com), and are available in print to any shareholder upon request. If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics or the Corporate Governance Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Executive Sessions of Independent Directors

The Company’s independent directors, who also constitute the non-management directors, meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors held three executive sessions during 2007. The responsibility for presiding at each meeting of independent directors is rotated among all independent members of the Board of Directors in alphabetical order.

Interested parties who wish to make their concerns known by communicating directly with the presiding independent director or with the independent directors or the Board as a group may do so in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all such communications will be relayed by the Company Secretary to the appropriate independent director unless the content is obviously inappropriate for Board or independent director review.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not independent if:

—	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

—

The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than fees in connection with services as director or other non-contingent deferred compensation for prior service).

—

(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

—

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

—

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Croft, Hickey and Salmon, Drs. Clydesdale and Wedral and Ms. Whitelaw (who are all of the members of the Board except Mr. Manning) are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the directors to the Company. None of the directors identified as independent had any material relationship with the Company or its senior executive officers.

The Company has no relationships with any of the independent directors (other than as a director and a shareholder), except that Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $88,894 and $98,657 in colors from one or more units of the Company in 2007 and 2006, respectively. The Board determined that this immaterial relationship did not impair Mr. Hickey’s independence.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $35,000 and fees of $1,500 for each Board and Committee meeting attended in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $6,750 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $10,000 annually for serving in that capacity. Because these annual retainers were revised on July 19, 2007, the table below reflects a pro rata allocation of the prior and current annual retainer rates.

The Company has an unfunded retirement plan for non-employee directors who have completed at least three years of service with the Company as a director. The plan provides a benefit equal to the annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts which bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has a Directors Stock Option Plan for any director who is not an employee of the Company. The plan provides for each director to be granted options to purchase 2,000 shares of the Company’s common stock annually on May 1. The options have an exercise price equal to the market price of the Company’s stock on the date of grant and vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

The Company also has a Director Stock Plan for any director who is not an employee of the Company. This plan provides for an annual grant of 900 shares of the Company’s common stock to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2007:

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$78,605	$19,388	$10,216	$40,000	$—	$148,209
Dr. F. M. Clydesdale	69,594	19,388	10,216	41,000	—	140,198
J. A. D. Croft	77,594	19,388	10,216	42,000	—	149,198
W. V. Hickey	83,946	19,388	10,216	47,000	—	160,550
P. M. Salmon	55,742	11,313	6,282	36,989	—	110,326
Dr. E. R. Wedral	53,242	11,313	6,282	33,000	—	103,837
E. Whitelaw	54,742	19,388	10,216	52,000	—	136,346

(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)	The amounts in the table reflect the compensation expense recognized by the Company during 2007 for stock awards and option awards to the named director in 2004 to 2007. In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense is required to be recognized over the vesting period. The requirements of SFAS No. 123(R) became effective beginning in the first quarter of fiscal 2006. The assumptions used to determine the valuation of the awards are discussed in footnote 5 to our consolidated financial statements. The 2007 awards were made on May 1, 2007. The grant date fair value of the 2007 stock award to each director was $26.12 per share, and the grant date fair value of the 2007 option award to each director was $6.32 per share.

(3)	The options have an exercise price equal to the market price of the Company’s stock on the date of grant and vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2007:

Name	Option Awards	Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	8,000	1,800
Dr. F. M. Clydesdale	16,000	1,800
J. A. D. Croft	16,000	1,800
W. V. Hickey	16,000	1,800
P. M. Salmon	4,000	1,500
Dr. E. R. Wedral	4,000	1,500
E. Whitelaw	16,000	1,800

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2007, the Committee met nine times. The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2007, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2007 and 2006, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,352,500 and $2,118,000, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2007 and 2006, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $69,800 and $0, respectively. Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations.

Tax Fees

During the years ended December 31, 2007 and 2006, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $1,339,700 and $114,000, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2007 or 2006.

All of the services described above were approved by the Audit Committee. At its February 2008 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. As further discussed in Item 2, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2008 and the Board recommended that the shareholders ratify that appointment.

Date: February 13, 2008

Hank Brown,
Chairman

James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 8, 2008, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)
Hank Brown	13,528
Richard Carney	225,714
Dr. Fergus M. Clydesdale	20,022
Neil G. Cracknell	69,601
James A.D. Croft	28,162
John L. Hammond	263,704
William V. Hickey	21,443
Richard F. Hobbs	395,570
Kenneth P. Manning	1,121,639
Peter M. Salmon	6,003
Dr. Elaine R. Wedral	2,524
Essie Whitelaw	18,913
All directors and executive officers as a group (19 persons)	2,501,934

(1)	Except for Mr. Manning, who beneficially owns 2.35% of the outstanding Common Stock, no director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 5.24% of the outstanding Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (see Note (2), below).

(2)	Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of February 8, 2008: Mr. Brown—4,000 shares; Mr. Carney—99,250 shares; Mr. Cracknell—34,333 shares; Mr. Hammond—158,250 shares; Mr. Hobbs—246,999 shares; Mr. Manning—691,666 shares; Mr. Salmon—667 shares; Dr. Wedral—667 shares; each director (other than Messrs. Brown, Salmon and Manning and Dr. Wedral)—12,000 shares; and all directors and executive officers as a group—1,467,204 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 2,800 shares held by Mr. Carney’s wife and 2,000 shares held by Mr. Manning’s wife.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 8, 2008, based solely on review of filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
GAMCO Investors, Inc. (2)	4,470,125	9.4%
Dimensional Fund Advisors LP (3)	3,291,245	6.9%
First Trust Portfolios L.P. (4)	3,241,325	6.8%
Barclays Global Investors, NA (5)	3,140,127	6.6%

(1)	All percentages are based on 47,704,049 shares of Common Stock outstanding as of February 8, 2008.

(2)	GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580, filed a Schedule 13D/A dated October 19, 2007, amending the Schedule 13D which was originally filed on April 16, 2001, which reported on behalf of Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the “Gabelli Investors”). As reported in the filing, the Gabelli Investors held sole voting and dispositive power with respect to 4,470,125 shares, except that one affiliate does not have the authority to vote 100,900 of the reported shares and in certain cases the proxy voting committee of a Gabelli registered investment company may exercise voting power with respect to the shares held by such fund. The Gabelli Investors do not admit that they constitute a group. The ownership information contained herein is based in its entirety on information set forth in the Schedule 13D, as amended through October 19, 2007.

(3)	Dimensional Fund Advisors LP, 1299 Ocean Avenue, Santa Monica, CA 90401, filed a Schedule 13G dated February 6, 2008, which reported that as of December 31, 2007, it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In that capacity, it reported that it had sole power to vote or dispose of the shares listed, but it otherwise disclaimed beneficial ownership of the securities.

(4)	First Trust Portfolios L.P., First Trust Advisors L.P. and the Charger Corporation, 1001 Warrenville Road, Lisle, Illinois 60532, jointly filed a Schedule 13G dated January 17, 2008 which reported that several unit investment trusts sponsored by First Trust Advisors L.P. and for which First Trust Advisors L.P. acts as portfolio supervisor hold an aggregate of 3,241,325 shares. The Charger Corporation is the general partner of these entities. All three entities report shared voting and dispositive power with respect to all of the shares.

(5)	Barclays Global Investors, NA and Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105 jointly filed a Schedule 13G dated January 10, 2008 which reported that as of December 31, 2007 they held sole power to vote 2,942,858 shares and had sole dispositive power with respect to 3,140,127 shares of Common Stock. They stated that all of the shares are held in trust accounts for the economic benefit of beneficiaries of those accounts.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth on the Company’s website at www.sensient-tech.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman

Dr. Fergus M. Clydesdale

Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Recent Changes to Executive Compensation Program

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. We believe the following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2006 and 2007 and our ongoing compensation program for 2008 and future years.

Compensation for 2006 and 2007 is Tied to Strong Company Financial Performance.    Sensient achieved excellent financial results during 2006 and 2007. Those results contributed to a 26% average annual increase in the Company’s stock price for the benefit of all of our shareholders. Sensient’s compensation program is intentionally designed to link executive and shareholder interests through equity-based compensation arrangements and to recognize individual contributions toward the achievement of corporate goals and objectives. As a result, a substantial portion of 2006 and 2007 executive compensation reflects both the improvement in the market price of Sensient’s stock during those years and the Company’s performance well in excess of the earnings goals and certain other financial performance goals set in advance for those years in our annual cash incentive compensation plan.

Some Reported Compensation Exceeds Current Compensation Awards and Related Payments.    The Compensation and Development Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) focuses primarily on granting awards or making payments with respect to an executive’s service for a given year, rather than upon the timing of the expense under the accounting rules and rather than the tax gross-up payments that may be required in the current year as a result of awards made in prior years. This is in contrast with some aspects of the proxy statement compensation disclosure rules, which are partially based on accounting rules and are impacted by current tax gross-up payments required by awards in earlier years, requiring us to include in the executive compensation tables for 2006 and 2007 some significant amounts that are related to compensation awarded in prior years. For example, the required disclosures related to options and restricted stock awards focus upon compensation expense for accounting purposes rather than on the value of awards we actually made during a particular year. The amounts disclosed can exceed the value of the awards made to an executive with respect to the year in question, especially as the executive approaches the normal retirement age of 65. Mr. Manning attained age 65 in January 2007. As a result, an unusually large portion of our compensation expense related to equity awards made to Mr. Manning over the past several years is required to be included in the 2006 and 2007 compensation amounts reported in this proxy statement. This multi-year expense number significantly exceeds the fair value of the equity awards actually made to him during those two years. Also, since restricted stock awards granted over a number of years vested when Mr. Manning reached age 65, the Company’s tax gross-up obligations with respect to those awards were triggered in 2007, resulting in substantial payments to cover his resulting tax obligations. Those obligations arose entirely from awards made prior to 2007, and future awards will not include the tax gross-up feature. Another prime example is that the portion of reported 2006 and 2007 compensation related to changes in pension values and deferred compensation earnings is directly related to the pension expense calculated for accounting purposes, rather than any amounts actually paid or earned in the current year.

Improvements to Our Compensation Design for 2007 and Future Years.    We made some significant revisions in the design of our compensation program for 2007 and future years. (1) We did not grant additional stock options to our executives in 2007 and currently do not intend to grant stock options in future years, relying instead on future awards of restricted stock. (2) Equity awards granted in 2007 did not and equity awards for future years will not include the tax gross-up feature that has been included in our equity awards for many years (although we will comply with our tax gross-up obligations under awards made in 2006 and prior years, if and when those obligations are triggered in the future). (3) The 2007 and 2008 awards under our annual cash incentive plan include increased earnings per share targets and also include targets for improved cash flow and return on invested capital as well as targets for the levels of working capital and selling, general and administrative expenses. See page 29. These changes in our compensation program further our goal of aligning the interests of Sensient and its shareholders with our executives’ incentives in a way that enables us to attract and retain the best possible executive talent. These changes first applied in 2007, so they are not reflected in the disclosures for 2006 that are included in the tables in this proxy statement.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards. The Committee oversees Sensient’s executive compensation programs. See “Committees of the Board of Directors—Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices and the elements of total executive compensation.

Compensation Objectives and Philosophy

Sensient’s executive compensation program is designed:

—

to align Sensient’s interests with the interests of executives through an executive compensation program that recognizes individual contributions toward the achievement of corporate goals and objectives;

—	to link executive and shareholder interests through equity-based compensation arrangements;

—	to motivate these executives to successfully execute the Company’s business strategy;

—

to place Sensient’s executive compensation levels generally at approximately the 50th percentile (the 50th to 75th percentile in the case of incentive compensation awards at “target” performance) for comparable positions at comparable companies, subject to adjustment as described below; and

—	to attract and retain the best possible executive talent.

We determine specific compensation levels for Sensient’s executive officers based on several factors, including:

—	achievement of specific financial targets;

—	each executive officer’s role and his or her experience and tenure in the position;

—	the relative importance of each position to Sensient’s operations;

—	the total compensation of executives who perform similar duties at other comparable companies;

—	the total salary and other compensation for the executive officer during the prior fiscal year;

—	how the executive officer may contribute to Sensient’s future success; and

—	other circumstances as appropriate.

The Committee intends that the compensation program both help the Company to attract and retain key executives and give executive officers an appropriate and meaningful incentive to achieve superior corporate and individual performance. As a general matter, aggregate compensation levels for Sensient’s executive officers generally are designed to fall at approximately the 50th percentile (the 50th to 75th percentile in the case of incentive compensation awards) for comparable positions reflected in the Comparable Company Data, using regression analysis because of differences in size between the comparable companies and the Company, assuming the executive and Company achieve (but do not significantly exceed) the “target” level of financial and other performance goals set in advance by the Company (see page 29 regarding recent targets). This is only a general guideline, and actual aggregate compensation awarded to our named executive officers for 2006 and 2007 was closer to the 75th percentile of the Comparable Company data due to their experience levels, tenure and contributions, and the achievement of the maximum incentive compensation (because performance was well in excess of the “target” levels). The “Compensation Committee Practices” section below includes a description of the Comparable Company Data. Each material element of compensation is discussed further below.

The executive compensation program ties a significant portion of executive compensation to the Company’s success in meeting specified financial goals and objectives. In addition, the Committee considers other compensation and amounts payable to executive officers. This other compensation includes retirement compensation and potential payments in a situation involving a change of control of the Company. Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees. We believe this is a common practice among companies with whom we compete to attract and retain executive officers and that it is an important component of our executive recruitment and retention program.

The Committee also recognizes that situations involving a potential change in control of a company can be very disruptive to all of its employees, including executive officers. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of a company and its shareholders, many companies provide key decision-making officers with agreements which will help protect them in the case of a change in control. Since 1988, the Company has had change of control agreements with its key executive officers. The Committee continues to believe these agreements remain important to the Company and therefore has continued them, although the Committee reviews them from time to time.

Finally, as with all companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. Generally, the Committee begins its consideration of annual cash and long-term incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual incentives and long-term incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Stock options (if any) and restricted stock awards are granted effective as of the December meeting date, and the stock options have an exercise price equal to the closing price of Sensient common stock on that date.

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who prepares a report comparing Sensient’s executive compensation to the most recent available compensation information regarding comparable executives at a group of corporations that the consultant and the Committee determine are comparable for this purpose and represent the Company’s competition for executive talent. We refer to the results of this annual assessment as the “Comparable Company Data.” It ordinarily includes information that is from the year prior to the date of the analysis.

In setting compensation for 2006 and 2007, Hewitt Associates (“Hewitt”) was retained to assist the Committee by conducting this assessment and providing the Comparable Company Data. Hewitt’s 2006 report of the Comparable Company Data that was used in making 2007 compensation determinations was based on data regarding the 41 public and private manufacturing companies with revenues between $0.6 billion and $2.6 billion (an average of $1.3 billion, compared with $1.0 billion for Sensient) for which Hewitt had compensation data. The 41 manufacturing companies included in this analysis were:

Albemarle Corporation	Covance Inc.	Metaldyne Corporation	Texas Industries, Inc.

Ameron International Corporation	Dade Behring Inc. Donaldson Company, Inc.	Milacron Inc.	Thomas & Betts Corporation

Amerek, Inc.	Edwards Lifesciences, LLC	Mylan Laboratories Inc.	Timex Corporation

AMSTED Industries Incorporated	Foster’s Americas	OMNOVA Solutions Inc.	Tupperware Corporation

Arch Chemicals, Inc.	Graco Inc.	Packaging Corporation of America	Valmont Industries, Inc.

Barton Incorporated	H.B. Fuller Company	Playtex Products, Inc.	Walter Industries, Inc.

Behr America Inc.	Herman Miller, Inc.	Rhodia, Inc.	Waters Corporation

Brady Corporation	Jacuzzi Brands, Inc.	Sauer-Donfoss Inc.	Wells’ Dairy, Inc.

Church & Dwight Company, Inc.	Joy Global, Inc.	Sybron Dental Specialties, Inc.	Woodward Governor Company

Columbian Chemicals Company	McCormick & Company, Incorporated	Teradyne, Inc.	Zebra Technologies Corporation

After reviewing the Comparable Company Data provided by Hewitt and with the assistance of recommendations from management, in 2005 and 2006 the Committee set the executive compensation for 2006 and 2007, respectively, including annual base salary and annual incentive plan bonus awards between the 50th and 75th percentiles based on the Comparable Company Data (before adjustment for performance exceeding the “target” level under the incentive plans, and varying from the 50th percentile target where appropriate due to experience, tenure and contributions by the executive), and restricted stock awards for executive officers at approximately the 50th percentile of the Comparable Company Data.

The peer group is reviewed annually and companies are added or removed as circumstances warrant. The 2007 analysis that was used by the Compensation Committee in making decisions for 2008 was based on an analysis of published survey data covering approximately 130 manufacturing companies (the 2007/2008 Watson Wyatt Top Management Survey and the 2007 Mercer Executive Compensation Survey). Sensient’s principal compensation advisor at Hewitt moved to Watson Wyatt Worldwide (“Watson Wyatt”) during 2007. The Comparable Company Data that was used in 2007 to make compensation decisions for 2008 was prepared by Watson Wyatt based in part on published survey data rather than Hewitt’s proprietary data base. In compiling the Comparable Company data that was used in 2007 to make compensation decisions for 2008, the data from each of the surveys was regressed to Sensient’s revenue and aged to October 2007 using an annual aging factor of 3.9%. The Comparable Company Data that was used in making 2008 compensation determinations also included an analysis of the proxy statements of 11 public companies in the specialty foods and chemical industry with median annual revenues of approximately $1.1 billion. The 11 public companies included in this analysis of proxy statement disclosures were:

Albemarle Corporation	International Flavors & Fragrances Inc.	Minerals Technologies Inc.	Stepan Company

Arch Chemicals, Inc.	MacDermid, Incorporated	OMNOVA Solutions Inc.	Terra Industries Inc.

H.B. Fuller Company	McCormick & Company, Incorporated	Sigma-Aldrich Corporation

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it by compiling the Comparable Company Data and has the sole authority to approve the consultant’s fees and other retention terms. The Company also used Hewitt for certain actuarial services. As part of the process to retain a consulting firm, the Committee determined that these actuarial services did not adversely affect Hewitt’s independence, and that Watson Wyatt was also independent of the Company and its management. The Company’s Vice President-Administration customarily assists the Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Committee’s work. He also serves as the Committee’s officer contact but has no decision-making authority on the Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Committee takes into account the recommendations of Mr. Manning as chief executive officer.

Cash and Incentive Compensation

The cash and incentive compensation for Sensient’s executive officers in 2006 and 2007 included:

—	Base salary;

—	Annual incentive plan bonuses; and

—	Equity awards.

Our Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data. We believe this is appropriate in light of his responsibilities and overall role in the Company. We discuss the specific methods used to determine compensation for Mr. Manning in the section entitled “Compensation for Mr. Manning.”

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining our key officers. When determining the amount of base salary for a particular executive, we consider (among other factors) market data, prior salary, job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance and retention considerations. These factors ordinarily are not weighed or ranked in any particular way. For 2006 and 2007, the executive officers’ base salaries were generally derived from the 50th percentile of the range of base pay levels of similarly positioned executives in the Comparable Company Data, using a regression analysis when appropriate because of the differences in size between the comparable companies and the Company. For the five officers whose compensation is detailed in the summary compensation tables elsewhere in this proxy statement, the actual levels for 2006 and 2007 were established between the 50th and 75th percentiles of the Comparable Company Data, primarily because of the Committee’s judgments regarding their experience levels, tenure and performance.

Annual Incentive Plan Bonuses

We maintain annual incentive plans for Sensient’s elected officers. The annual incentive compensation is intended to provide incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The annual bonuses are subject to a target level of earnings per share, with bonuses in the range of 45% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target level is achieved. Performance in excess of the targeted level allows for a payment of up to 200% of the bonus at the targeted level. Performance below the targeted level can result in a reduced award, or no award at all if the minimum threshold level is not achieved. The plan may provide additional bonus opportunities based on achievement of other objective financial goals. The particular targets and financial goals used are those which the Committee believes reflect or are important to achieve increased shareholder value over the long term. The Committee sets target bonus award levels to approximate the 50th percentile (adjusted for company size) of comparable companies’ bonus practices for each executive position because that keeps Sensient’s levels competitive with its industry, and for performance exceeding the targeted levels, the maximum annual bonus (200% of the bonus at the “target” level) generally approximates the 75th percentile practices among comparable companies, which the Committee believes is appropriate in the case of superior performance.

Our objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. Our primary reliance is on earnings per share. Beginning with awards for 2007, we also established supplemental targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded), and for some officers we also used a measure of group operating profit. See page 29 for a detailed description of the current targets. Each of these targets is an objective measure that we believe is widely accepted by investors generally. After the end of the year, we compare Sensient’s actual annual performance against our goals for each of the performance measures to determine the amount we pay the executive officers under the annual incentive plans applicable for the year. For example, the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for the earnings per share performance measure during the fiscal year, with performance in excess of the targeted level allowing for a payment of up to double that amount. The other named executive officers would earn 65% of their base salaries in the case of “target” earnings per share performance, except that Mr. Cracknell became eligible to earn 60% of his base salary (based 70% on performance of Sensient’s Flavors & Fragrances Group and 30% on Sensient’s overall earnings per share) when he was elected President of the Flavors & Fragrances Group. The supplemental targets provide other bases upon which the executives can earn awards, subject to an overall maximum for each executive. The Committee determined that these levels of annual incentive bonuses were appropriate based on the Comparable Company Data. The target percentage payout may vary from year to year. The amount we pay will increase or decrease proportionately in accordance with performance against our performance measures. We intend that payments at the “target” level combined with base salaries would provide cash compensation at about the 50th percentile of the Comparable Company Data, and at about the 75th percentile for performance significantly exceeding the targeted levels. Because actual performance significantly exceeded the earnings per share targets for 2006 and 2007, the incentive awards for those years approximated the 75th percentiles in the Comparable Company Data.

Equity Awards

For 2006 we provided equity incentive compensation to Sensient’s executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and for 2007 we provided equity incentive compensation pursuant to these plans and the 2007 Restricted Stock Plan (collectively, the “Plans”). We believe that including a significant level of equity-based awards helps align the financial interests of management with those of our shareholders since the ultimate value of equity-based awards is tied to the value of Sensient’s stock and these awards provide executives with a further equity stake in the Company.

In 2007, our long-term incentive compensation for our principal executive officers was composed, and in future years we expect that our long-term incentive compensation for these officers will be composed, entirely of restricted stock awards, with no stock options. The 2007 Restricted Stock Plan authorizes the Committee to make restricted stock grants that include both time vesting and performance based elements. For 2007 the awards to the named executive officers were based entirely on time vesting and, except with respect to Mr. Manning (whose shares vested immediately upon grant because he has attained age 65), will vest after five years or when the individual attains age 65 (if earlier). We switched from primarily issuing options to relying instead on restricted stock awards because recent accounting rule changes make options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed when granted whether or not the options are ever exercised by the executive. Since the executive will receive at least some benefit from restricted stock if he or she remains employed by the Company throughout the period of restriction and helps the Company to achieve its performance goals, we believe restricted stock grants can be a more effective retention tool for key executives than stock option awards. In future years, an award may be granted using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in a combination of these alternatives. Prior to 2007 the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them in connection with vesting of restricted stock so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long-term. We eliminated the tax gross-up element of compensation for equity awards granted in 2007 because we no longer believe the tax gross-up is necessary to attract and retain qualified executives. The amount of the targeted restricted stock awards was increased by approximately 30% in 2007 to partially offset the elimination of the tax gross-up and elimination of stock option awards. The sum of the value of stock option awards, restricted stock awards and tax gross-up obligations incurred for 2006 exceeded the value of the restricted stock awarded in 2007. See “Overview and Recent Changes to Executive Compensation Program—Some Reported Compensation Exceeds Current Compensation Awards and Related Payments” for a discussion comparing the accounting treatment and disclosures of these awards with the approach used by Sensient’s Compensation Committee.

Mr. Manning, our Chairman and Chief Executive Officer, reached age 65 on January 18, 2007. The Company has an employment agreement with him that provides for a term ending in April 2011. See “Compensation for Mr. Manning,” below. In accordance with the Company’s long-standing policy and the terms of its outstanding restricted stock awards, the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason. Because the Committee believed that it was appropriate to align Mr. Manning’s vesting date with the incurrence of the tax liability for the stock, and because his retirement after age 65 would cause his stock to vest in any event, in October 2006 the Committee modified the transfer restrictions on Mr. Manning’s past and future restricted stock grants, effective upon his attainment of age 65. A provision under the Company’s 1998 and 2002 Stock Option Plans that prevents any sale of restricted stock for at least six months after the date of the grant was retained. The Company’s 2007 Restricted Stock Plan does not include such a provision. These facts result in a faster recognition of compensation expense from outstanding restricted stock awards as an employee approaches age 65 than would otherwise be the case. Turning 65 also triggers the employee’s tax liability for the restricted stock, and therefore also triggers Sensient’s obligation under awards granted in 2006 and prior years to pay the employee a cash amount equal to the tax obligation. The payment related to tax liability for Mr. Manning’s restricted stock that was awarded prior to 2007 is reflected in the summary compensation table for 2007.

The Company has a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer. Specifically, the written policy indicates that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. Our Board and Chief Executive Officer have approved specific stock sales, generally pursuant to Rule 10b5-1 trading plans, primarily to permit asset diversification as an executive approaches retirement age and to allow the sale of shares obtained upon exercise of options that would otherwise expire within one year. The Company also has a written policy encouraging ownership of Company stock by directors and discouraging directors from selling Company stock while they remain on the Board. The written policy indicates that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and at least 5,000 shares after five years of service on the Board.

Other Benefits

Our executive officers receive various other benefits in the same manner as other salaried employees. For example, we provide executive officers and salaried employees with health insurance, vacation and sick pay. For key executives we have also provided other benefits, including automobiles, club memberships, financial planning, the tax gross-up payments discussed above, and sometimes relocation assistance or other benefits.

Compensation for Mr. Manning

Mr. Manning has an employment agreement with a term expiring in April of 2011. During the term, the agreement specifies that Mr. Manning will serve as President until the election of a new President and Chief Operating Officer in accordance with the succession plan approved by the Board of Directors (which occurred on August 17, 2007, when Robert J. Edmonds was elected President and Chief Operating Officer) and also as Chairman of the Board and Chief Executive Officer until the 2010 Annual Meeting of Shareholders. Thereafter, the agreement provides for Mr. Manning to retain the position of Chairman of the Board as an employee through the Company’s 2011 Annual Meeting of Shareholders to be held on April 21, 2011. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility, participation in incentive, savings and retirement plans, and customary benefits. The agreement can be terminated by the Board of Directors with or without cause. If Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Mr. Manning would also continue to receive benefits under the Company’s welfare benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant. In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a change of control employment and severance agreement as described below, except that he would be entitled to retain retirement and disability benefits under his employment contract.

For 2006, 2007 and 2008, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation as Chief Executive Officer were and continue to be to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.

For 2006 and 2007, the Committee set Mr. Manning’s base salary at $813,500 and $845,500 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance, Mr. Manning’s leadership role and the compensation levels of the chief executives reflected in the Comparable Company Data. In addition, for fiscal 2006 and 2007, his potential annual bonus payment was 85% of base salary at “target” performance, which was consistent with the potential bonuses of other companies based on the Comparable Company Data. For 2006 Mr. Manning’s annual incentive target was based entirely on earnings per share. For 2007 the plan design for all of the executive officers (including Mr. Manning) was modified to also include targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded). See page 29 for a description of the specific targets.

We granted Mr. Manning a restricted stock award for 65,000 shares for 2006 and 75,000 shares for 2007. Mr. Manning elected to receive no stock options for 2006. The award for each year was based on Mr. Manning’s performance during the year in accordance with the evaluation described above. As noted, the 2006 and prior restricted stock awards became fully vested when Mr. Manning attained age 65 on January 18, 2007, and the 2007 restricted stock awards vested immediately upon issuance. As a result, the remaining 208,000 shares awarded to Mr. Manning prior to 2007 that had not previously vested did so during 2007, as did the 75,000 shares were awarded to him during the year. The criteria for equity compensation awards are discussed in further detail in the subsection above entitled “Equity Awards.”

Mr. Manning also participates in the Company benefit plans available to other executive officers, including the Company’s supplemental executive retirement plan, supplemental benefit plan and deferred compensation plan. Mr. Manning’s participation in these retirement plans is on the same basis as other executive officers of the Company.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Change of Control and Other Employment-Related Agreements

The Company maintains change of control employment and severance agreements with all of its elected executive officers, including Mr. Manning and the other named executive officers. We believe these agreements are customary in our industry and help to attract and retain key executives in the event of a change of control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years following the date of the change of control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) The agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed to be a termination for good reason. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period. In addition, our agreements provide for a “gross-up” of benefits under these change of control agreements. See “Tax Aspects of Executive Compensation” below. We have established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control. As noted above, the Company also has an employment agreement with Mr. Manning that includes significant obligations upon early termination without “cause” as defined therein. See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s 1998 and 2002 Stock Option Plans are designed so that stock option awards granted to the covered individuals can meet Section 162(m) requirements for performance-based compensation. Stock option awards granted under these plans should not be counted toward the $1 million limitation on tax deductions for an executive officer’s compensation in any fiscal year. However, the Company has previously noted that there may be instances in which we determine that we cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation. Mr. Manning’s compensation in 2006 and 2007 exceeded the Section 162(m) limitation, primarily because of restricted stock grants awarded to him prior to 2007 and the tax gross-up payment for 2007, relating to those prior awards, which was paid when he attained age 65. The Compensation Committee did not include tax gross-up payments in awards for 2007 and intends to eliminate tax gross-ups with respect to future awards.

Other provisions of the Internal Revenue Code also can affect the decisions which we make. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. Our change-in-control employment and severance agreements provide that all benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross up provisions and loss of deductibility would increase the expense to the Company, the Committee wished to preserve the incentives and protections included in the agreements notwithstanding the effects of these tax code provisions.

In addition, the Internal Revenue Code was recently amended to provide a surtax under Section 409A of the Internal Revenue Code when deferred compensation is paid to former executive officers of publicly-held corporations after they leave a company. We are making some changes to our benefit plans and agreements to help our executive officers avoid the potential application of this surtax. We do not expect these changes to have a material tax or financial consequence on the Company.

Executive Compensation Tables (2006 and 2007)

Summary

The tables below summarize our compensation to our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Kenneth P. Manning Chairman and Chief Executive Officer	2007 2006	$845,500 813,500	$	— —	$3,044,343 2,509,147	$	— —	$1,437,350 1,382,950	$1,070,000 887,000	$4,072,373 878,590	$10,469,566 6,471,187

Richard F. Hobbs Vice President and Chief Financial Officer	2007 2006	411,500 395,500		— —	304,658 219,650		— 35,063	534,950 514,150	82,000 280,000	234,149 336,302	1,567,257 1,780,665

John L. Hammond Vice President, Secretary & General Counsel	2007 2006	289,000 269,000		— —	236,677 150,097		90,885 101,324	375,700 349,700	249,000 187,000	157,572 219,729	1,398,834 1,276,850

Richard Carney(6) Vice President, Administration	2007 2006	294,000 274,000		— —	275,578 154,815		— 21,038	382,200 356,200	133,000 304,000	165,530 79,038	1,250,308 1,189,091

Neil G. Cracknell President, Flavors & Fragrances Group	2007	286,045		—	89,316		28,522	305,393	—	401,332	1,110,608

(1)	The amounts in the table reflect the compensation expense calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS No. 123(R)), for stock awards and option awards granted to the named executive officer. See the “Grants of Plan-Based Awards” table below for further discussion regarding the awards made during 2006 and 2007 and their fair values on the date of the awards as determined under SFAS No. 123(R).

The ultimate values of the options and stock awards to the executives will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised.

(2)	Amounts shown represent the amounts earned under the Company’s annual management incentive plans for the years indicated. The targets for each year were set in December of the preceding year. The amounts paid under the management incentive plans for 2006 and 2007 were based primarily upon achievement of a targeted level of earnings per share, and in certain cases upon group operating profit. For 2007 the targets also included specified improvements in cash flow, return on invested capital, selling, general and administrative expenses, and net working capital, subject to a limit on aggregate incentive compensation for each executive. Although three of the new targets were achieved, the new targets had no impact on incentive payments for 2007 other than for Mr. Cracknell because of the limit on aggregate incentive compensation for each executive. There was some effect for Mr. Cracknell based on results of the Flavors & Fragrances Group.

(3)	Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding our pension and deferred compensation plans.

(4)	Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. At the time the ESOP and Savings Plan were adopted to replace the Company’s former defined benefit pension plan, the Transition Retirement Plan, also a tax-qualified plan, was adopted to assure that affected employees would receive approximately the same level of benefits through normal retirement age that they would have received under the former defined benefit pension plan. The named executive officers do not participate in the Transition Retirement Plan but a benefit equivalent to what they would have received under it is contributed to the Supplemental Benefits Plan. Non-U.S. employees (such as Mr. Cracknell) maintain the retirement benefits from their home country. Mr. Cracknell’s participation in the Sensient Technologies U.K. Pension Plan is in lieu of participating in the ESOP and Savings Plan. The amounts related to retirement plan benefits listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Transition Plan Benefit Equivalent	Defined Contribution Plan		Total
K. P. Manning	2007 2006	$22,285 11,463	$89,140 45,851	$177 2,127	$	— —	$111,602 59,441

R. F. Hobbs	2007 2006	9,257 5,193	37,028 20,773	1,722 1,722		— —	48,007 27,688

J. L. Hammond	2007 2006	6,387 3,525	25,548 14,101	— —		— —	31,935 17,626

R. Carney	2007 2006	6,502 3,565	26,008 14,262	— —		— —	32,510 17,827

N. G. Cracknell	2007	—	—	—		28,604	28,604

(5)	Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles and an executive physical. We also provided payments to Mr. Cracknell to equalize cost-of-living and housing differences related to assignment outside of his home country. The named executive officers received tax gross-up payments for 2006 in connection with the vesting of restricted stock of Messrs. Manning, Hobbs, Hammond and Carney in the amounts of $734,704, $275,514, $183,676, and $36,735, respectively, and tax gross-up payments related to various other benefits, including the use of a leased automobile, relocation expenses, and financial planning services. The named executive officers received tax gross-up payments for 2007 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Hammond, Carney and Cracknell in the amounts of $3,898,425, $151,519, $86,583, $108,228 and $0, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services in the amounts of $22,132, $13,336, $17,535, $10,809 and $22,517, respectively. The tax gross-up payments made in connection with restricted stock awards are reported in this proxy at the time that the shares vest and the underlying tax payments are made, and therefore they do not correspond to the amount of current year expense recorded by the Company for stock awards. The Compensation Committee did not include tax gross-ups with awards made for 2007 and intends to eliminate tax gross-ups with respect to future awards, although Sensient will honor its previous promises to provide tax gross-up payments with respect to awards that are already outstanding. The amounts listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Relocation Housing Allowance ($)		Club Member- ships ($)	Tax Gross-Up Payments ($)	Other ($)(a)	Total ($)
K. P. Manning	2007 2006	$2,625 18,750	$24,848 24,901	$4,141 359	$	— —	$8,600 6,449	$3,920,557 768,690	— —	$3,960,771 819,149

R. F. Hobbs	2007 2006	1,950 3,350	15,025 13,548	924 —		— —	3,388 3,088	164,855 288,628	— —	186,142 308,614

J. L. Hammond	2007 2006	10,995 750	10,524 10,051	— —		— —	— —	104,118 191,302	— —	125,637 202,103

R. Carney	2007 2006	1,131 835	12,852 12,535	— 881		— —	— —	119,037 46,960	— —	133,020 61,211

N. G. Cracknell	2007	—	12,869	—		33,000	—	22,517	$304,342	372,728

(a)	The “Other” benefits for Mr. Cracknell consist of $186,667 to make him whole on a house sale when required by the Company to move, $9,000 for tuition for his children and $108,675 of accrued vacation benefits paid in cash.

(6)	Mr. Carney retired from the position of Vice President, Administration effective on January 14, 2008.

Grants of Plan-Based Awards (2007)

We provide incentive compensation to employees through our annual management incentive plans and our stock plans. The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation and Development Committee to grant restricted stock and stock options to key employees. The committee makes annual decisions, typically in December of each year, regarding appropriate stock-based grants for each executive based upon the Company’s financial performance, executives’ levels of responsibilities and other factors.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. The Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company. The specific bonus opportunities described in the following table were authorized by the

Compensation and Development Committee on December 6, 2007 and are conditioned upon the achievement of specified performance goals in 2008. The goals are based upon the achievement of a specified level of earnings per share, and in certain cases group or division operating profit, for the year, with 100% of the targeted award being paid upon achieving the specified goal or goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award. Performance below the specified goal or goals can result in a reduced award, provided that at least a specific threshold level of the performance goal or goals is achieved. Target bonus award levels approximate the 50th percentile (adjusted for company size) of comparable companies’ practices for each executive position. For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which approximates the 75th percentile practices for bonus award levels among comparable companies. There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) will depend upon actual performance. In addition to the awards reflected in the table below, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital, (c) selling, general and administrative expenses and (d) net working capital, provided that the aggregate award cannot exceed the “maximum” shown in the table.

For 2007, amounts paid under the bonus plan to Messrs. Manning, Hobbs, Hammond and Carney were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole. Because the corporate earnings per share for 2007 exceeded the goal permitting the “maximum” award for these executives, achievement of other performance goals did not impact their actual awards for 2007.

Performance Goal	2007 Target
Consolidated earnings per share	$1.52 per share (target); $1.62 per share for maximum award

Selling, general and administrative expense as a percent of revenue	18.3% or lower

Cash flows from operating activities	$104.2 million or higher

Return on invested capital	7.9% or greater

Working capital	Any increase in working capital (expressed as a percentage) must be less than Sensient’s percentage increase in sales by at least 150 basis points

Since the date that Mr. Cracknell was elected President of the Flavors & Fragrances Group, 30% of his potential award was based on the same performance goals as were applicable to the other named executive officers, and the remaining 70% was dependent upon achievement at “target” by the Flavors & Fragrances Group of (a) group operating profit of $110,997,000 (increased or decreased depending upon increases or decreases in assets managed by the group), (b) selling, general and administrative expenses of the group as a percent of group revenue of 12.1% or lower and (c) cash flows from operating activities of $131,322,000 or higher. The cash flow target is higher for the Flavors & Fragrances Group than for Sensient as a whole because of corporate level expenses, interest and taxes.

For 2008, the amounts paid to our named executive officers will be based primarily on achievement of targeted earnings of $1.73 per share, with the potential for additional awards, each equal to 15% of the target bonus award level, if specified improvements are achieved in the levels of (a) cash flow ($110.5 million or higher, a 5% improvement from 2007), (b) return on invested capital (8.4% or greater, a 30 basis point increase over 2007), (c) selling, general and administrative expenses (17.9% or lower, a 20 basis point improvement from 2007) and (d) net working capital (any increase must be less than Sensient’s percentage increase in sales by at least 150 basis points). In the case of Mr. Cracknell, 30% of any awards will be based on the overall targets for Sensient described above and 70% of any awards will be based on achieving targets for the Flavors & Fragrances Group. Those targets include operating profit of $122,598,000 (increased or decreased depending upon increases or decreases in assets managed by the group), selling, general and administrative expenses of 11.6% of group revenue or lower (a 30 basis point reduction from the actual 2007 level) and operating cash flow of $90.8 million or higher (6% above the actual 2007 level of the group).

The Plans allow us to grant stock options, restricted shares, performance shares, and other equity-based awards. These types of awards typically reward service and performance over a longer period of time than our other methods of compensation and focus on the Company’s long-term strategic goals. The restricted stock awards were granted at the December 6, 2007 meeting of the Compensation and Development Committee. The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following equally weighted factors. The Committee considers the Company’s financial performance, executives’ levels of responsibilities and predicted award values at the 50-75th percentile of long-term incentive compensation practices for similar positions at other companies included in the Comparable Company Data. The awards granted in 2007 did not impose performance criteria in addition to continued employment, although awards in future years might do so. In October 2006 the Compensation and Development Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vest when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. The future stock awards granted to Mr. Manning in December 2007 vested immediately when issued, and we expect that any future awards to Mr. Manning will also do so. Prior to 2007 the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them in connection with vesting of restricted stock so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long-term.

Incentive Plan Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. P. Manning	12/6/07	$224,018	$746,725	$1,493,450	$—	$—	$—	75,000	—	$—	$2,181,750 —
R. F. Hobbs	12/6/07	83,460	278,200	556,400	—	—	—	30,000	—	—	872,700 —
J. L. Hammond	12/6/07	58,598	193,325	390,650	—	—	—	20,000	—	—	581,800 —
R. Carney	12/6/07	59,729	199,095	398,190	—	—	—	20,000	—	—	581,800 —
N. G. Cracknell	12/6/07	62,888	209,625	419,250	—	—	—	15,000	7,500	24.45	436,350 42,975

(1)	These are awards authorized by the Compensation and Development Committee on December 6, 2007 under the annual management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2008. The annual plans provide annual cash payments to executives based upon achieving overall Company, group or divisional financial goals as described above. In addition to the awards reflected in the table above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital, (c) selling, general and administrative expenses and (d) net working capital, provided that the aggregate award cannot exceed the “maximum” shown in the table.

(2)	The restricted stock awards were granted at the December 6, 2007 meeting of the Compensation and Development Committee. Except as described below, restricted stock vests in five years, or earlier upon retirement of the executive at or after age 65. In October 2006 the Compensation and Development Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vest when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. Accordingly, the 2007 awards to Mr. Manning vested immediately.

(3)	Options were granted to Mr. Cracknell in February, 2007, prior to his election as President of the Flavors & Fragrances Group in October, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(2007)

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. P. Manning	9/13/99	15,000	—	22.1875	9/13/09
	12/11/00	150,000	—	22.0000	12/11/10
	12/10/01	150,000	—	18.5400	12/10/11
	12/9/02	150,000	—	23.1900	12/9/12
	12/8/03	100,000	—	19.4000	12/8/13
	12/6/04	80,000	—	23.0000	12/6/14
	12/1/05	46,666	23,334	18.5700	12/1/15
						—	$—

R. F. Hobbs	9/13/99	18,250	—	22.1875	9/13/09
	12/11/00	50,000	—	22.0000	12/11/10
	12/10/01	50,000	—	18.5400	12/10/11
	12/9/02	50,000	—	23.1900	12/9/12
	12/8/03	30,000	—	19.4000	12/8/13
	12/6/04	30,000	—	23.0000	12/6/14
	12/1/05	16,666	8,334	18.5700	12/1/15
	12/7/06	2,083	4,167	24.1500	12/7/16
	Annual					93,600	2,647,008

J. L. Hammond	9/14/98	14,000	—	21.5625	9/14/08
	9/13/99	16,000	—	22.1875	9/13/09
	12/11/00	25,000	—	22.0000	12/11/10
	12/10/01	25,000	—	18.5400	12/10/11
	12/9/02	25,000	—	23.1900	12/9/12
	12/8/03	20,000	—	19.4000	12/8/13
	12/6/04	20,000	—	23.0000	12/6/14
	12/1/05	12,000	6,000	18.5700	12/1/15
	12/7/06	1,250	2,500	24.1500	12/7/16
	Annual					65,600	1,855,168

R. Carney	12/11/00	6,000	—	22.0000	12/11/10
	12/10/01	15,000	—	18.5400	12/10/11
	12/9/02	25,000	—	23.1900	12/9/12
	12/8/03	20,000	—	19.4000	12/8/13
	12/6/04	20,000	—	23.0000	12/6/14
	12/1/05	12,000	6,000	18.5700	12/1/15
	12/7/06	1,250	2,500	24.1500	12/7/16
	Annual					65,600	1,855,168

N. G. Cracknell	1/25/99	3,000		23.50000	1/25/09
	1/31/00	4,500		18.3750	1/31/10
	2/19/02	5,000		19.7100	2/19/12
	2/13/03	7,000		21.3000	2/13/13
	2/17/04	5,000		20.5500	2/17/14
	2/14/05	2,666	1,334	23.0900	2/14/15
	2/10/06	1,666	3,334	19.0300	2/10/16
	2/8/07	—	7,500	24.4500	2/8/17
	Annual					35,000	989,800

(1)	All outstanding options have an exercise price equal to the market price on the date of grant and vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant or earlier in the event of the death, disability or retirement of the executive.

(2)	Restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. By action of the Compensation and Development Committee, all of Mr. Manning’s remaining restricted stock awards became vested when he reached age 65 on January 18, 2007. The value indicated in the table of the restricted stock awards owned at the end of our last fiscal year is based on the $28.28 per share closing price of a share of our common stock on December 31, 2007.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

OPTION EXERCISES AND STOCK VESTED

(2007)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
K. P. Manning	209,000	$1,294,845	283,000	$7,298,550
R. F. Hobbs	82,250	508,365	7,000	199,220
J. L. Hammond	—	—	4,000	113,840
R. Carney	50,000	360,242	5,000	142,300
N. G. Cracknell	2,400	15,540	—	—

(1)	The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of our common stock on the exercise date and the exercise price for the stock options.

(2)	Restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. The number of shares acquired on vesting relates to restricted stock that was granted in 2002, except that (a) all of Mr. Manning’s then outstanding restricted stock vested when he attained age 65 on January 18, 2007, and the award to Mr. Manning in December 2007 vested immediately. The restricted stock is valued at the closing price of our common stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Non-U.S. employees (such as Mr. Cracknell) maintain the retirement benefits from their home country. We do not provide any defined benefit pension plans for our named executive officers other than the Supplemental Executive Retirement Plan described below and the U.K. defined contribution retirement plan that applies to Mr. Cracknell.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected officers and key employees. Generally, participants contribute to the plan, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of three times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to 20%, 25%, 30% or 40% of the sum of base salary and 50% (100% for the Company’s chief executive officer, chief operating officer and chief financial officer) of the highest annual bonus paid since reaching age 50 for the participating named executive officers, payable for 15 or 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participant may continue the survivor income benefit or elect to receive a supplemental retirement income benefit equal to 20%, 25%, 30% or 40% of the sum of base salary and 50% (100% for the Company’s chief executive officer, chief operating officer and chief financial officer) of the highest annual bonus since reaching age 50 for the participating named executive officers, for 15 or 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election the year before or by accepting an actuarially reduced benefit. In the event of a Change of Control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers except Mr. Cracknell participate in the SERP. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 40% for Mr. Manning, 30% for Messrs. Hobbs and Hammond and 25% for Mr. Carney. Certain officers, including the named executive officers other than Mr. Cracknell, who participate in the SERP also participate in the two supplemental benefit plans described below. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS

(Year-end 2007)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
K. P. Manning	SERP	20	$11,980,000	—
R. F. Hobbs	SERP	34	3,725,000	—
J. L. Hammond	SERP	10	1,771,000	—
R. Carney	SERP	26	1,501,000	—
N. G. Cracknell				—

(1)	Benefits for Messrs. Manning, Hobbs and Carney had vested at year end. Benefits for Mr. Hammond vested on January 4, 2008. Mr. Cracknell did not participate in the SERP during 2007.

Nonqualified Deferred Compensation

Executives of the Company (including the named executive officers) are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan, the supplemental savings plan and the transition benefit plan, to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations. The supplemental benefit plan also includes Company contributions for named executives that are equivalent to what they would have received if they participated in the Company’s transition retirement plan. All three of these plans are nonqualified excess benefit and supplemental retirement plans as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Information for each of the named executive officers is set forth below relating to these plans.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
K. P. Manning	$—	$48,441	$233,246	$—	$1,979,820	(1)
R. F. Hobbs	—	16,689	59,237	—	441,196
J. L. Hammond	—	6,626	19,057	—	125,650
R. Carney	—	6,828	18,032	—	118,911
N. G. Cracknell	—	—	—	—	—

(1)	Of this amount, $366,451 is attributable to Mr. Manning’s own contributions and earnings thereon.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s obligations to Mr. Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Change of Control. Rabbi Trust B was created to fund the Company’s obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $14.4 million of assets as of December 31, 2007. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Board may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement.    The Company has an employment contract with Mr. Manning that provides for a Term ending on the date of the Company’s 2011 Annual Meeting of Shareholders, scheduled for April 21, 2011. The Company does not have employment contracts with its other executive officers except those relating to a change of control, as described below. The agreement with Mr. Manning can be terminated by the Board of Directors with or without cause, and if Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, certain termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Manning would also continue to receive benefits under the Company’s welfare benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The following table describes the potential payments to Mr. Manning upon a hypothetical termination without cause on December 31, 2007. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Welfare Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$6,848,550	$298,650	$524,038	$7,671,238

Change of Control Employment and Severance Agreements.    In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a Change of Control Employment and

Severance Agreement as described below, except that he would be entitled to retain certain retirement and disability benefits under his employment contract. For this purpose, a “change of control” ordinarily occurs if a person acquired 20% or more of Sensient’s common stock, a majority of Sensient’s board consists of persons other than those nominated by the board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has Change of Control Employment and Severance Agreements with each of its executive officers (including the named executive officers). Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above. The agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed to be a termination for good reason. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans (including the transition retirement plan benefit equivalent described in footnote (4) to the Summary Compensation Table). The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. In all cases, the Company will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes assessed against any payments made to the executive, as well as all taxes on the gross-up payment.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2007. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Illustration of Change-of-Control Payments

Executive	Severance Amount (1)	Pension Enhancement (2)	Value of Stock Options That Vest Early	Value of Restricted Stock That Vests Early	Estimated Income Tax Gross-Up and Employee Benefits (3)	Estimated Excise Taxes, Grossed- Up For Other Taxes Thereon (4)	Total Estimated Payments
K. P. Manning	$6,848,550	$702,361	$—	$—	$298,650	$3,017,476	$10,867,037
R.F. Hobbs	2,839,350	282,409	—	2,647,008	1,518,576	2,414,659	9,702,002
J.L. Hammond	1,994,100	2,125,042	73,748	1,855,168	1,114,247	2,834,262	9,996,567
R. Carney	2,028,600	412,732	—	1,855,168	1,102,397	1,945,244	7,344,141
N. Cracknell	1,864,050	85,813	95,360	989,800	1,601,819	1,345,558	5,982,400

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)	The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans plus, in the case of Mr. Hammond, accelerated vesting of SERP benefits attributable to a change-in-control. The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase. Mr. Cracknell did not participate in the SERP during 2007.

(3)	This represents the estimated income tax gross-up that would have been due on the accelerated vesting of restricted stock and the value of an additional three years of coverage under our employee benefit plans following a change-in-control of Sensient on the assumptions noted above.

(4)	This represents the estimated excise tax, grossed-up for other taxes, on the amount of severance and other benefits following a change-in-control of Sensient on the assumptions noted above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2007 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by the Company’s shareholders	2,228,318	$21.0960	(1)	2,794,461	(2)
Equity compensation plans not approved by the Company’s shareholders	—	—		—

Total	2,228,318	$21.0960	(1)	2,794,461	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)	In addition to options which may be granted, includes the following as of December 31, 2007: (i) up to 209,494 shares that could be issued in the form of restricted stock under the Company’s 1998 Stock Option Plan; (ii) up to 129,700 shares that may be issued in the form of restricted stock under the Company’s 2002 Stock Option Plan; (iii) up to 1,425,000 shares of restricted stock that may be issued under the Company’s 2007 Restricted Stock Plan; (iv) up to 197,521 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (v) up to 57,300 shares that may be issued in the form of restricted stock under the Company’s 2002 Non-Employee Director Stock Plan. The Company’s 1998 Stock Option Plan expired in January 2008, so additional options and shares of restricted stock are no longer issuable under that plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2007, all of its officers and directors complied with the Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for senior financial officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s vice president of human resources or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the board of directors or an appropriate committee. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

There were no transactions since the beginning of 2007, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest. See “Corporate Governance—Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer.

ITEM 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2008. See “Change in Independent Registered Public Accounting Firm” below for more information regarding Ernst & Young LLP’s initial selection in 2006.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2008. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention, broker nonvote or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

Change In Independent Registered Public Accounting Firm

On February 17, 2006, the Audit Committee notified Deloitte & Touche LLP (“Deloitte”) that upon completion of the 2005 engagement and the filing of the Company’s 2005 Form 10-K, Deloitte would be dismissed as the Company’s independent registered public accounting firm. The engagement was completed and the dismissal occurred in March 2006. Deloitte’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2004 and 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2004 and 2005 and the subsequent period through February 17, 2006, there were no reportable events described in Item 304(a)(1)(v) of Regulation S-K and there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports on the financial statements for such years except as described in this paragraph. With respect to 2004 there were disagreements with Deloitte with respect to the impairment of a receivable and the recording of an income tax benefit. The disagreements were resolved and the Company recorded corresponding adjustments prior to finalizing its 2004 audited financial statements. The Audit Committee discussed these matters with Deloitte. Also, the Company reported a material weakness in the Company’s internal controls at December 31, 2004, with respect to inadequate support for management’s estimates regarding the impairment of the receivable, and with respect to the Company’s documentation related to the income tax benefit. The Company determined that the documentation in these regards was not sufficient to support the accounting treatment originally proposed, and described the related weakness in the Company’s internal controls at December 31, 2004. There were no disagreements or reportable events with respect to the 2005 financial statements, and no material weaknesses in internal controls at December 31, 2005, were identified.

On February 17, 2006, the Audit Committee appointed Ernst & Young LLP as the Company’s new independent registered public accounting firm, subject to that firm’s acceptance of the appointment and to shareholder ratification. The engagement letter was signed on February 24, 2006. During the fiscal years ended December 31, 2003, 2004 and 2005, and through February 24, 2006, neither the Company nor anyone acting on its behalf consulted with E&Y regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K. The Company has authorized Deloitte to respond fully to any inquiries by Ernst & Young LLP regarding matters related to the disagreements described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 3.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 5, 2008. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes comments or suggestions from its shareholders. In the event a shareholder desires to have a proposal formally considered at the annual shareholders’ meeting on April 23, 2009 and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 14, 2008 and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2009 annual meeting without inclusion in the proxy materials if such proposals are received by the Company no later than March 4, 2009.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin, 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond
Secretary

Appendix A

Sensient Technologies Corporation

Director Selection Criteria

Career Background

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry experience, including a background in at least one of the following areas:

—	Substantial recent business experience at the senior management level, preferably as chief executive officer.

—	Recent leadership position in the administration of a major college or university.

—	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

—	Recent prior senior level governmental or military service.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors shall tender their resignation in such circumstance to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the CEO) should be independent of management and free of potential conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS.

Other

In considering any particular candidate, the Board will consider the following additional factors:

—	The candidate’s ability to work constructively with other members of the Board and with management.

—	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

—

Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A-1

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 24, 2008

2:00 p.m., Central Time

Ritz Carlton Chicago

160 East Pearson Street

Chicago, Illinois 60611

[LOGO] SENSIENT	Sensient Technologies Corporation
777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Item 2.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Ritz Carlton Chicago, 160 East Pearson Street, Chicago, Illinois, 60611 on Thursday, April 24, 2008, 2:00 p.m., Central Time, and at any adjournment thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy

| COMPANY #                                     |

| CONTROL #                                      |

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-560-1965 - QUICK *** EASY *** IMMEDIATE

•

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on April 23, 2008. You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above. Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/sxt/ - QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2008.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card appearing below, then fold this sheet along the dotted line and return this sheet in the postage-paid envelope we’ve provided or return to Sensient Technologies Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Item 2.

1. Election of directors:	01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral
	02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw
	03 James A. D. Croft	06 Peter M. Salmon

☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2008.

            ☐  For                ☐  Against                ☐  Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:	The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing a proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 24, 2008

2:00 p.m., Central Time

Ritz Carlson Chicago

160 East Pearson Street

Chicago, Illinois 60611

[LOGO] SENSIENT	Sensient Technologies Corporation
777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Item 2.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Ritz Carlton Chicago, 160 East Pearson Street, Chicago, Illinois, 60611 on Thursday, April 24, 2008, 2:00 p.m., Central Time, and at any adjournment thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy

| Company #                                      |

| Control #                                         |

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-560-1965 - QUICK *** EASY *** IMMEDIATE

•

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on April 23, 2008. You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above. Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/sxt/ - QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2008.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card appearing below, then fold this sheet along the dotted line and return this sheet in the postage-paid envelope we’ve provided or return it to Sensient Technologies Corporation, c/o Shareholder Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

\/ Please detach here \/

Savings Plan — 401(K) or Employee Stock Ownership Plan— “ESOP”

The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Item 2.

1. Election of directors:	01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral
	02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw
	03 James A. D. Croft	06 Peter M. Salmon

☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2008.

            ☐  For                ☐  Against                ☐  Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:	The undersigned acknowledges receipt of Indicate Changes below: the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Date

Signature (s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.